Exhibit 99.1

Imperial to hold 2018 Investor Day on November 7 in Toronto

Calgary, AB – October 22, 2018 Rich M. Kruger, chairman, president and chief executive officer, and Dave Hughes, investor relations manager, Imperial Oil Limited, will host the company’s 2018 Investor Day on Wednesday, November 7 in Toronto. The event begins at 9 a.m. ET and will be accessible by webcast.

At Investor Day, Imperial’s management will provide an update on its business strategy, operations and major projects followed by a question and answer session. In addition to Mr. Kruger, Imperial’s senior vice-president, upstream, John Whelan, senior vice-president, finance and administration, Dan Lyons and senior vice-president, commercial and corporate development, Theresa Redburn will be in attendance.

Please click here [https://edge.media-server.com/m6/p/49njjxq8] to register for the live webcast of Imperial’s 2018 Investor Day. The webcast will be available for one year on the company’s website at www.imperialoil.ca/en-ca/company/investors.

For further information:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.